UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TOTAL NUTRACEUTICAL SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	26-0561199
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

PO Box 910, Stevenson, WA 98648

(Address of principal executive offices)

CONSULTING AGREEMENT BETWEEN TOTAL NUTRACEUTICAL

SOLUTIONS, INC. AND KEITH E. MANFRED DATED AUGUST 26, 2010

(Full Title of the Plan)

Marvin S. Hausman, M.D., President & Chief Executive Officer

80 Columbia Street

Stevenson, Washington 98648

  (509) 427-5132

(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001	4,000,000	$0.105	$420,000	$29.95

(1)

This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Consulting Agreement with Keith E. Manfred dated August 26, 2010 by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)

Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the agreed issue price of $0.105 per share for the 4 million shares of common stock will be issued pursuant to the Manfred Consulting Agreement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

Total Nutraceutical Solutions, Inc. (“TNS”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (“SEC”):

1.

The Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on April 15, 2010;

2.

The Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, filed with the SEC on May 20, 2010 and August 20, 2010, respectively; and

3.

The description of our common stock set forth in the Amendment No. 3, Registration Statement on Form SB-2, filed with the SEC on October 12, 2007.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, the 1934 Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

The Nevada General Corporation Law allows us to indemnify our officers and directors from liability incurred by reason of the fact that he or she is or was an officer or director of the corporation.  We may authorize such indemnification if we determine that it is proper under the circumstances.  This determination can be authorized based on a vote of our stockholders, by a majority vote of a quorum of directors who were not parties to the relevant legal action, or under certain circumstances, by independent legal counsel in a written opinion.  The indemnification can include, but is not limited to, reimbursement of all fees, including amounts paid in settlement and attorney’s fees actually and reasonably incurred, in connection with the defense or settlement of any action or suit by the officer or director.  The By-Laws of TNS contain provisions relating to indemnification of officers and directors.  Those provisions appear below.

Article V of the By-Laws of TNS provides as follows:

1.

 INDEMNITY.  The Corporation shall indemnify its directors, officer and employees as follows:

Every director, officer, or employee of the Corporation shall be indemnified by the Corporation against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation director, officer, employee or agent of the Corporation, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except for such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation.

The Corporation shall provide to any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation director, officer, employee or agent of the Corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.

The Board of Directors may, in its discretion, direct the purchase of liability insurance by way of implementing the provisions of this Article.

We have purchased and maintained insurance covering our officers and directors for the purpose of covering indemnification expenses.

At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of our company as to which indemnification is being sought.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

Exhibit Number	Description of Exhibit	Filed Herewith	Form	Exhibit	Filing Date

3.1	Articles of Incorporation of Registrant		SB-2	3.1	08/06/2007

3.2	Certificate of Amendment to Articles of Incorporation of Registrant		8-K	3.3	10/14/2008

3.3	Bylaws of Registrant		SB-2	3.2	08/06/2007

5.1	Opinion of Michael R. Espey, Attorney at Law regarding legality of the Common Stock being registered.	X

23.1	Consent of Li & Company, PC	X

23.2	Consent of Michael R. Espey, Attorney at Law (reference is made to exhibit 5.1)	X

24.1	Power of Attorney (see signature page)	X

99.1	Consulting Agreement between Total Nutraceutical Solutions and Keith E. Manfred	X

Item 9.

Undertakings.

A.

The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Consulting Agreement with Keith E. Manfred dated August 26, 2010.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stevenson, Washington, on the 3rd day of September, 2010.

TOTAL NUTRACEUTICAL SOLUTIONS, INC.

By:

/s/ Marvin S. Hausman, M.D.

Marvin S. Hausman, M.D.

Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned, hereby severally constitute and appoint Marvin S. Hausman, M.D. as our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature

Title

Date

/s/ Marvin S. Hausman, M.D.

Chairman of the Board

September 3, 2010

Marvin S. Hausman, M.D.

/s/ Philip A. Sobol, M.D.

Director

September 3, 2010

Philip A. Sobol, M.D.

/s/ Elliot L. Shelton, Esq.

Director

September 3, 2010

Elliot L. Shelton, Esq.